Exhibit 10.8

8800 West Sunset Boulevard, West Hollywood, CA 90069

July 31, 2006

Mr. Pat Darr

Ticketmaster Group Limited Partnership
821 Capital Centre Boulevard
Largo, Maryland 20774

Dear Pat:

Ticketmaster Corporation, an Illinois corporation (“Ticketmaster”) and Ticketmaster Group Limited Partnership, a Maryland limited partnership (“TGLP”) are parties to that certain License Agreement dated as of May 23, 1991, as amended by the certain Amendment to License Agreement dated as of August 31, 1999 and that certain letter agreement dated as of October 17, 2005 (as amended, “License Agreement”) pursuant to which Ticketmaster granted TGLP an exclusive license and right to the Ticketmaster System, name, logo and Mark in connection with TGLP’s computerized event ticketing business in the Market Area. Ticketmaster L.L.C., an affiliate of Ticketmaster, and TGLP are also parties to a letter agreement dated as of March 21, 2002 regarding Ticketmaster L.L.C.’s license of Non-System Related Software to certain sports teams. All terms used here and not otherwise defined shall have the meaning assigned to them in the License Agreement.

Ticketmaster, Ticketmaster L.L.C. and TGLP acknowledge that the letter agreement dated as of October 17, 2005 (the “October 17 Letter Agreement”) was inadvertently drafted as being between Ticketmaster L.L.C. and TGLP and the October 17 Letter Agreement should have been between Ticketmaster Corporation and TGLP. Ticketmaster, Ticketmaster L.L.C. and TGLP agree to amend the October 17 Letter Agreement to substitute Ticketmaster Corporation for Ticketmaster L.L.C.

Ticketmaster is offering two new software products to use in connection with its ticketing business. One product allows tickets to be sold via Internet auctions on the Web Site (the “Auctions Software”) and the other product allows ticket purchasers to post tickets purchased from TGLP off of the System for sale to third parties on the Web Site (the “TicketExchange Software”). TGLP has requested that Ticketmaster license the Auction Software and the TicketExchange Software to it for use in the Market Area, and Ticketmaster has agreed to license the Auction Software and the TicketExchange Software to TGLP in accordance with the terms and conditions of this letter agreement.

1.                                      Auction Software

a.             License of Auction Software

Ticketmaster grants to TGLP an exclusive right and license to use the Auction Software for events in the Market Area in accordance with the terms and conditions of this letter agreement. TGLP shall comply with and shall require its clients and consumers to comply with any rules and procedures related to Auction sales promulgated by Ticketmaster. Ticketmaster shall provide any back-end System work needed to affect such ticket sales via the Auction Software, including any connections or coordination needed between the Auction Software and the System.

b.             Fees Charged to Consumers

(i)            Auction Fees

TGLP shall require that each ticket to be sold using the Auction Software initially go on sale with a Starting Bid. The formula to determine the Starting Bid shall be determined by Ticketmaster from time to time. Currently, the Starting Bid is equal to the face value of the ticket plus any facility fees plus the convenience charge for such ticket that would otherwise be charged pursuant to TGLP’s ticketing agreement with the client, rounded up to the nearest bid increment (e.g., If bids are made in $10 increments, then the Starting Bid would be rounded up to the neared $10). TGLP shall charge the client an additional service charge equal to Ticketmaster’s standard additional service charge with respect to Auction Software transactions in the United States, as such service charge may be modified by Ticketmaster from time to time (“Auction Fee”). The current Auction Fee is equal to 12.9% of the Lift. The Lift equals the difference between the ultimate selling price of the ticket at the end of the auction less the Starting Bid.

(ii)           Auction Taxes

Taxes on sales of tickets using the Auction Software shall be handled in the same way as taxes for other sale of tickets. Ticketmaster shall not be responsible for any taxes on auction ticket sales, other than taxes related to the income Ticketmaster receives from such sales.

(iii)         Delivery Fees

Delivery fees for tickets purchased via the Auction Software shall be the same as tickets purchased from TGLP via ticketmaster.com, and delivery shall be handled in the same way as for regular single tickets purchased at ticketmaster.com. TGLP shall retain any such delivery fees as it would for any regular single tickets purchased at ticketmaster.com, and any credit card charges for the delivery fees shall be handled in the sale way as tickets purchased from TGLP via the Internet.

(iv)          Auction Credit Card Fees

Included within the Auction Fee shall be the credit card company charges equal to 2.9% of Lift, which rate is subject to automatic increase due to increases in interbank rates (“Auction Credit Card Fees”). TGLP shall be entitled to retain the Auction Credit Card Fees and shall be responsible for paying any fees due to the credit card company and for any chargebacks assessed by the merchant bank in connection with Auction Software transactions by consumers.

c.             Client Royalties

TGLP shall determine client royalties to be paid to TLGP’s client from the Auction Fees (“Auction Royalties”).

d.             Ticketmaster’s Compensation

In exchange for licensing the Auction Software to TGLP and for the services described above, Ticketmaster shall be entitled to (i) the Per Ticket Amount (as defined in the License Agreement) for each ticket sold via the Auction Software and (ii) an amount per ticket equal to fifty percent (50%) of the Auction Income per ticket. The “Auction Income” shall be an amount equal to the Auction Fees less the Auction Credit Card Fees and any Auction Royalties.

e.             Settlement and Fulfillment

TGLP shall (i) process the Auction Software transactions contemplated by this letter agreement, (ii) provide settlement services both to Ticketmaster and its clients with respect to Auction Software transactions and (iii) shall provide fulfillment services for tickets sold via the Auction Software. Payments to Ticketmaster of Ticketmaster’s compensation in connection with Auction Software transactions shall be made in accordance with schedule for Additional Payments set forth in the License Agreement.

f.              Example

Assume the following facts are true for a ticket to be sold via the Auction Software with $10 bid increments:

Face Value:	$50
Facility Fee:	$2
Convenience Charge:	$5
Usual Royalty to TGLP client:	$1
Price Sold for at Auction:	$100

Based on the above assumptions, current fees and assuming no taxes, the following would be the fees and income related to such ticket sold via the Auction Software:

Starting Bid:	$60 ($50 + $2 + $5 = $57, rounded up to $60)
Lift:	$40 ($100 - 60 = $40)
Auction Fee:	$5.16 (12.9% * $40 = $5.16)
Auction Credit Card Fee:	$1.16 (2.9% * $40 = $1.16)
Auction Income:	$3.00 ($5.16 - $1.16 - $1 = $3.00)
Ticketmaster Compensation:	Per Ticket Amount + $1.50 (50% * $3.00)

2.                                      TicketExchange Software

a.             License of TicketExchange Software

Ticketmaster grants to TGLP an exclusive right and license to use the TicketExchange Software for events in the Market Area in accordance with the terms and conditions of this letter agreement. TGLP shall comply and shall require its clients and consumers to comply with any rules and procedures related to sales via the TicketExchange Software promulgated by Ticketmaster. TGLP shall also be responsible for obtaining any client consents or venue consents required for sellers to sell tickets via the TicketExchange Software for a price in excess of the original purchase price of the ticket. Ticketmaster shall provide any back-end System work needed to effect such ticket sales via the TicketExchange Software.

b.             Fees Charges to Consumers

(i)            TicketExchange Fees

TGLP agrees that consumers will be charged Tlcketmaster’s standard fees with respect to TicketExchange Software transactions in the United States (“TicketExchange Fees”). The current TicketExchange Fees are as set forth below:

Type of TicketExchange Fee	Amount of TicketExchange Fee

TicketExchange Seller Fee (amount charged to sellers to sell tickets)

10% of TicketExchange Posting Price per ticket

(the “TicketExchange Posting Price” is the price of a ticket listed for resale which shall be at least equal to the purchase price of the ticket when purchased and no more than permitted by applicable law)

TicketExchange Posting Fee (amount charged to sellers to post tickets for sale)	$3.00 per order

TicketExchange Buyer Fee (amount charged to buyers to purchase tickets)	10% of TicketExchange Posting Price per ticket

TicketExchange Processing Fee (amount charged to buyers for processing ticket sales)	$5.00 per ticket

The TicketExchange Posting Fee and the TicketExchange Processing Fee shall be automatically increased on January 1 of each year by five percent (5%) of such fees in effect during the prior year. In addition to the automatic increases described above, Ticketmaster shall have the right to change the TicketExchange Fees in its sole discretion and shall notify TGLP of any such changes. Changes in TicketExchange Fees, other than annual increases described above, shall not apply to TGLP clients then subject to a contract requiring the certain TicketExchange Fees until the then current term of the contract for that client expires.

(ii)           TicketExchange Taxes

TGLP shall notify Ticketmaster of any applicable taxes that are required to be assessed in connection with transactions via the TicketExchange Software and shall require that any applicable taxes assessed against the seller in connection with a TicketExchange Software transaction shall be paid for by the seller, and any other applicable taxes required in connection with a TicketExchange Software transaction shall be paid for by the buyer. Such taxes shall be referred to herein as “TicketExchange Taxes”. Until such time as such TicketExchange Taxes can be separately listed and assessed via the TicketExchange Software, the TicketExchange

Buyer Fee shall be increased by the amount of such TicketExchange Taxes to be paid for by the buyer.

(iii)         TicketExchange Delivery Fees

Delivery fees for tickets purchased via the TicketExchange Software shall be determined by Ticketmaster and TGLP (“TicketExchange Delivery Fees”), and Ticketmaster shall provide delivery of such tickets, Credit card charges for the TicketExchange delivery fees shall be determined in accordance with paragraph 2(iv) below.

(iv)          TicketExchange Credit Card Fees

The credit card company charges for TicketExchange Software transactions shall be an amount equal to 3.5% of the total of the TicketExchange Posting Price, TicketExchange Buyer Fee, TicketExchange Processing Fee, TicketExchange Taxes and TicketExchange Delivery Fee, which rate is subject to increase due to increases in interbank rates (“TicketExchange Credit Card Fees”). Ticketmaster shall be entitled to retain the TicketExchange Credit Card Fees and shall be responsible for paying any fees due to the credit card company and any chargebacks assessed by the merchant bank in connection with the TicketExchange Software transactions by consumers.

c.             Client Royalties

Ticketmaster and TGLP shall mutually agree on any royalties to be paid to TGLP’s clients from the TicketExchange Fees (“TicketExchange Royalties”).

d.             Ticketmaster’s Compensation

In exchange for licensing the TicketExchange Software to TGLP and for the services described above, Ticketmaster shall be entitled to an amount equal to fifty percent (50%) of the TicketExchange Income from each ticket sale via the TicketExchange Software. The “TicketExchange Income” shall be the amount equal to the TicketExchange Fees plus the TicketExchange Delivery Fees less the TicketExchange Credit Card Fees, any applicable TicketExchange Taxes and any TicketExchange Royalties.

e.             Settlement and Fulfillment

Ticketmaster shall (i) process the TicketExchange Software transactions contemplated by this letter agreement, (ii) provide settlement services both to TGLP and to the sellers of tickets via the TicketExchange Software and (iii) shall provide fulfillment services for tickets sold via the TicketExchange Software. TGLP shall be responsible for providing any required settlements to its clients.

f.              Example

Assume the following facts are true for a ticket to be sold via the TicketExchange Software:

TicketExchange Posting Price:	$100
Royalty to TGLP client:	$5
Delivery fee:	$2.50

Based on the above assumptions, current fees and assuming no taxes, the following would be the fees and income related to such ticket sold via the TicketExchange Software:

TicketExchange Seller Fee:	$10 (10% * $100 = $10)
TicketExchange Buyer Fee:	$10 (10% * $100 = $10)
TicketExchange Credit Card Fee:	$4.11 (3.5%*($100+$10+$5+$2.5) = $4.11))
Gross Revenue from Fees	$30.50 ($10+$3+$10+$5+$2.50 = $30.50)
TicketExchange Income:	$21.39 ($30.50 - $4.11 - $5 = $21.39)
Ticketmaster Compensation:	$10.70 (50% * $21.39 = $10,695)

3.             Access to Data

Ticketmaster shall have the right to confirm that Ticketmaster’s compensation related to auctions paid by TGLP is correct, and Ticketmaster will need access to sales of auction tickets by TGLP in the Market Area in order to exercise that right. In addition, in order for Ticketmaster to provide settlement and fulfillment functions related to TicketExchange Software transactions, Ticketmaster will need ticket sales data for tickets sold via the TicketExchange Software in the Market Area and the personally identifiable information of persons who bought and sold tickets via the TicketExchange Software in the Market Area. TGLP hereby consents to Ticketmaster accessing the information described in this paragraph directly from the System. Ticketmaster shall only use the personally identifiable information in connection with its fulfillment services.

This letter agreement has been duly authorized, executed and delivered by each party and constitutes the legal, valid and binding agreement of such party, enforceable in accordance with its terms. No agreement or understanding between TGLP or Ticketmaster and any third party contains or shall contain any provision inconsistent with any provision or the purpose or intent of this letter agreement. In the event of a conflict between this letter agreement and the License Agreement, this letter agreement shall control. Except as specifically set forth herein, all terms and conditions of the License Agreement shall continue in full force and effect throughout the term and are hereby ratified and confirmed by the parties. This letter agreement shall not be amended without a writing signed by both parties.

If you agree with the terms and conditions of this letter agreement, please acknowledge your agreement by signing in the space provided below and returning a copy to me.

Best regards,

By:	/s/ David Goldberg
Name:	David Goldberg
Ticketmaster Corporation

ACCEPTED AND AGREED
this 25 day of August 2006

TICKETMASTER GROUP LIMITED PARTNERSHIP,
a Maryland limited partnership

By: AP Tickets, Inc., its sole general partner

By:	/s/ Patrick R. Darr
Name:	Patrick R. Darr
Title:	President

ACCEPTED AND AGREED WITH RESPECT TO

THE SECOND PARAGRAPH OF THIS LETTER AGREEMENT

TICKETMASTER L.L.C.

By:	/s/ David Goldberg
Name:	David Goldberg
Title:	Executive Vice President